Exhibit 99.1

ACHILLION REPORTS SECOND QUARTER AND

SIX MONTH FINANCIAL RESULTS

- Conference Call to be Held Friday, July 31 at 8:00 a.m. ET -

NEW HAVEN, Conn. (July 30, 2009) — Achillion Pharmaceuticals, Inc. (NASDAQ: ACHN), a leader in the discovery and development of small molecule drugs to combat the most challenging infectious diseases, today reported financial results for the three and six months ended June 30, 2009. For the second quarter of 2009, the Company reported a net loss of $6.1 million, compared with a net loss of $6.8 million for the same period last year. Cash, cash equivalents and marketable securities as of June 30, 2009 were $20.6 million.

“The second quarter has been a period of robust activity, with progress in our clinical development programs and a strengthening of our financial position. Moving forward, we have the opportunity to create value from our pipeline at several points during the remainder of this year,” said Michael Kishbauch, President and CEO of Achillion. “Late in the second quarter we initiated Phase 1 studies with our hepatitis C virus (HCV) protease inhibitor, ACH-1625, and we continue to receive data regarding the drug’s safety and tolerability profile, which we expect to announce late this summer. As we continue this study into patients with HCV, we expect to have efficacy data this coming winter.”

“We expect shortly to conclude our opt-in discussions with Gilead regarding our ability to advance ACH-1095 into the clinic on our own, and assuming the positive outcome of those discussions, we are actively preparing for a pre-IND consultation with the U.S. Food and Drug Administration (FDA) regarding ACH-1095, our NS4A antagonist for the treatment of HCV. Our experienced clinical, regulatory and scientific team looks forward to continued development of ACH-1095 and we plan to report the results of our consultation in the coming months.”

“During the quarter, we strengthened our financial position with the recently announced standby equity distribution agreement (SEDA) that is expected to provide up to $15 million of capital, on an as-needed basis and at our discretion, to support our key programs. In order to further preserve capital, we have also made the difficult yet necessary decision to trim our operating costs by reducing our headcount to approximately 40 employees from 55 previously. We expect this, along with other cost cutting measures taken and to be implemented, will result in operating efficiencies that will extend our cash runway as we advance our clinical development programs in HCV and continue discussions to partner certain of our pipeline assets.”

Second Quarter Results

For the three months ended June 30, 2009, the Company reported a net loss of $6.1 million, compared with a net loss of $6.8 million for the three months ended June 30, 2008. Total revenues were negative

$7,000 for the second quarter of 2009, compared with $398,000 for the second quarter of 2008. Revenues relate to the Company’s collaboration agreement with Gilead Sciences, Inc. (Gilead) to develop compounds for use in treating chronic hepatitis C. Revenues decreased and were negative as the result of an excess of payments made to Gilead over amounts received from Gilead, as under the collaboration external costs incurred are shared equally by the parties. In addition, during the quarter, Achillion did not recognize any revenue related to amortization of its up-front, milestone and FTE payments previously received under the agreement, as at this time the collaboration does not have a lead compound upon which it can accurately estimate its future performance obligations.

Research and development expenses were $4.4 million in the second quarter of 2009, compared with $5.5 million for the same period of 2008. The decline in research and development expenses is related to a decrease in outsourced research costs, particularly related to clinical trial costs for elvucitabine and preclinical trial costs for ACH-1625 and ACH-702, each of which is now completed but which were ongoing in 2008. Such decreases were offset by clinical trial costs for ACH-1625.

For the three months ended June 30, 2009, general and administrative expenses were $1.6 million, equal to the $1.6 million incurring during the same period in 2008.

Non-cash stock compensation expense totaled $490,000 for the second quarter of 2009, and is included in both research and development and general and administrative expenses.

Cash, cash equivalents and marketable securities as of June 30, 2009 were $20.6 million. This does not include any amounts associated with the SEDA entered into on July 1, 2009.

Six Month Results

For the six months ended June 30, 2009, the Company reported a net loss of $12.8 million, equal to a net loss of $12.8 million in the same period in 2008. Total revenues were negative $300,000, compared with $1.0 million in the prior year period. Revenues decreased primarily as a result of not amortizing upfront, milestone and FTE payments made to Achillion by Gilead.

For the six months ended June 30, 2009, research and development expenses totaled $9.2 million, compared with $10.5 million during the same period in 2008. Research and development expenses decreased primarily as the result of lower outsourced research costs, including those costs noted above, as well as the collaboration with FOB Synthesis, which was not continued in 2009, offset by costs related to initiating clinical testing of ACH-1625. General and administrative expenses were $3.2 million for the six months ended June 30, 2009, equal to $3.3 million in the same period in 2008.

Non-cash stock compensation expense totaled $1.0 million for the six months ended June 30, 2009, and is included in both research and development and general and administrative expenses.

Conference Call

The Company will host a conference call to discuss these results at 8:00 a.m. Eastern time on July 31, 2009. The call may be joined via telephone by dialing 877-397-0284 or 719-325-4855 (for international participants) at least 5 minutes prior to the start of the call and using the conference confirmation code 6403665. An audio replay will be available through midnight on August 3 2009 by dialing (888) 203 - 1112 or (719) 457 - 0820 (international) and using the conference confirmation code 6403665.

A live audio webcast of the call will also be available on the “Investor Relations” section of the company’s website, www.achillion.com. An archived audio webcast will be available on the Achillion website approximately two hours after the event and will be archived for three months.

About Achillion

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. The company’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease – hepatitis, resistant bacterial infections and HIV. For more information on Achillion Pharmaceuticals, please visit the company’s web site at www.achillion.com or call Achillion at 1-203-624-7000.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to Achillion’s expectations regarding the timing and duration of clinical trials, the Company’s expectations regarding the release of data from ongoing clinical trials, the Company’s performance under its collaboration agreement, the Company’s ability to raise additional funding and the expected benefits of the Company’s expense reductions. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: Achillion’s ability to restructure its existing collaboration agreement with Gilead Sciences and attract and develop new potential collaboration relationships; unexpected regulatory actions or delays; uncertainties relating to results of clinical trials, including additional data relating to ongoing clinical trials, and Achillion’s ability to obtain additional funding required to conduct its research, development and commercialization activities. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008.

All forward-looking statements reflect Achillion’s expectations only as of the date of this release and should not be relied upon as reflecting Achillion’s views, expectations or beliefs at any date subsequent to the date of this release. Achillion anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Achillion may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

ACHN-G

Company Contact:	Investors:
Mary Kay Fenton	Anne Marie Fields
Achillion Pharmaceuticals, Inc.	Lippert/Heilshorn & Associates, Inc.
Tel. (203) 624-7000	Tel. (212) 838-3777
mfenton@achillion.com	afields@lhai.com
Bruce Voss
Lippert/Heilshorn & Associates, Inc.
Tel. (310) 691-7100
bvoss@lhai.com

- Financial results follow -

ACHILLION PHARMACEUTICALS INC. (ACHN)

Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue	$(7)	$398	$(300)	$1,025

Operating expenses:
Research and development	4,429	5,483	9,206	10,481
General and administrative	1,598	1,608	3,201	3,296

Total operating expenses	6,027	7,091	12,407	13,777

Loss from operations	(6,034)	(6,693)	(12,707)	(12,752)

Other income (expense):
Interest income	57	162	149	453
Interest expense	(144)	(308)	(327)	(559)

Net loss before tax benefits	(6,121)	(6,839)	(12,885)	(12,858)
Tax benefit	30	50	70	72

Net loss	$(6,091)	$(6,789)	$(12,815)	$(12,786)

Net loss per share - basic and diluted	$(0.23)	$(0.43)	$(0.48)	$(0.82)

Weighted average shares outstanding - basic and diluted	26,419	15,646	26,409	15,642

Balance Sheets

(Unaudited, in thousands)

	June 30, 2009	December 31, 2008
Cash and cash equivalents and marketable securities	$20,570	$35,357
Working capital	13,966	24,359
Total assets	23,324	38,561
Long-term liabilities	2,489	1,361
Total liabilities	10,190	13,540
Total stockholders’ equity	13,134	25,021